Exhibit 99.1

December 7, 2004

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Stephen L. Wilson	Andrew G. Raguskus
	Sr. Vice President and CFO	President and CEO
	801-365-2804	801-365-2800

SONIC INNOVATIONS WILL PRESENT AT THE FIRST ALBANY GROWTH CONFERENCE

Salt Lake City, Utah, December 7, 2004 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids announced that it will present at the First Albany Annual Growth Conference at the Mandarin Oriental Hotel in New York City at 2:00 p.m. EST today, December 7, 2004. The presentation will be simultaneously webcast and is available at: http://www.sonici.com/corporate/reports.php

In the presentation, Andy Raguskus, President and CEO, will discuss the Company’s outlook for the balance of 2004 and 2005. The Company expects the next two quarters to be difficult and below financial analysts’ expectations, but with the introduction of a new product family in March 2005, the Company anticipates a significant improvement in results for the balance of 2005.

Information regarding the presentation is available on the Company’s website at www.sonici.com and will be included in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers. Capitalizing on its advanced understanding of human hearing, the company has developed patented digital signal processing, or DSP, technologies and embedded them in the smallest single-chip DSP platform ever installed in a hearing aid.

This press release contains “forward-looking statements” as defined under securities laws, including statements concerning the Company’s expectation for its results for the next two quarters and the balance of 2005. Actual results may differ materially and adversely from those described herein depending on a number of factors, including competitive pressures resulting in decreased unit sales, lower selling prices or significant promotional costs; general economic and hearing aid market conditions; the competitive performance and features of our products; changes in government healthcare systems and reductions in reimbursement levels for hearing aids; distribution methods for our products causing difficulties in relationships with our customers; demand for and market acceptance of our existing and newly introduced products; reductions in orders from larger customers; changes in our product or customer mix; delays in completing or introducing new products and the announcement or introduction of new products by our competitors; difficulties in integrating and managing acquired operations that could result in poor performance and writedowns of acquired intangible assets; the effect of future acquisitions or strategic partnerships, if any; the effect of international conflicts and threats; inability to forecast revenue accurately; nonpayment of receivables; additional costs associated with compliance with the Sarbanes-Oxley Act of 2002; and other business factors beyond our control. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2003, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed with the Securities and Exchange Commission. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.